UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2011
Date of Report (Date of earliest event reported)

MERCER GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52660 (Commission File Number)	20-1769847 (IRS Employer Identification No.)

880-666 Burrard Street Vancouver, BC (Address of principal executive offices)	V6C 2G3 (Zip Code)

(604) 681-3130
Registrant's telephone number, including area code

1620-200 Burrard Street, Vancouver, BC V6C 3L6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 16, 2011, the Company has appointed Gerry Jardine as a Director of the Company. Mr. Jardine has worked in corporate finance and administration for public companies for the past 30 years and has considerable experience in fund raising for public companies. Since 1989, he has been President and principal shareholder of Amcan Fiscal Consultants, a private management consulting company based in Vancouver, British Columbia. Mr. Jardine founded and has served as Director and Officer of TSX Venture Exchange, NASDAQ and OTC Bulletin Board companies primarily within the research and development, mineral resource and oil and gas sectors. His responsibilities have included acquisitions, funding, and corporate governance and investor relations functions.

As a result of the appointment of Mr. Jardine as described above, the current Board of Directors and executive officers of the Company are now as follows: William (Bill) D. Thomas, CEO, President, Secretary, Treasurer, CFO and Director, and Gerry Jardine, Director.

SECTION 7 - Regulation FD

Item 7.01     Regulation FD Disclosure

On May 16, 2011, the Company issued a news release announcing that is reorganizing its management team, board structure and operations in order to effectively pursue its stated mission of building a successful mineral exploration company based on its gold exploration project in Colombia.

A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01      Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired

Not applicable.

(b)     Pro forma Financial Information

Not applicable.

(c)     Shell Company Transaction

Not applicable.

(d)     Exhibits
Exhibit	Description
99.1	Press Release dated May 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MERCER GOLD CORPORATION
DATE: May 16, 2011	/s/ William D. Thomas William D. Thomas President, CEO, CFO, Secretary, Treasurer and a director

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